Exhibit 8

Boston Brussels Chicago Düsseldorf Houston London Los Angeles Miami Milan
Munich New York Orange County Paris Rome Silicon Valley Washington, D.C.

Strategic alliance with MWE China Law Offices (Shanghai)

June 29, 2012

JWC Acquisition Corp.

Bay Colony Corporate Center - North Entrance

1000 Winter Street - Suite 4300

Waltham, Massachusetts 02451

Re:	Registration Statement on Form S-4 of Tile Shop Holdings, Inc.

Ladies and Gentlemen:

We have acted as counsel for JWC Acquisition Corp., a Delaware corporation (the “JWCAC”), in connection with the transactions described in the Registration Statement on Form S-4 of Tile Shop Holdings, Inc. (the “Registration Statement”).

We hereby confirm that, in our opinion, the statements set forth in the Registration Statement in the section entitled “Material U.S. Federal Income Tax Considerations to JWCAC’s Stockholders” are accurate in all material respects insofar as such statements describe provisions of United States federal income tax law applicable to holders of JWCAC common stock, and the acquisition, holding, and disposition of Tile Shop Holdings, Inc. common stock.

This opinion is being furnished only to holders of JWCAC common stock in connection with the transactions described in the Registration Statement and solely for their benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ McDermott Will & Emery LLP